Exhibit 99.1

Nucor Reports Results for Third Quarter and Nine Months of 2016

CHARLOTTE, N.C., Oct. 20, 2016 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $270.0 million, or $0.84 per diluted share, for the third quarter of 2016. By comparison, Nucor reported net earnings of $233.8 million, or $0.73 per diluted share, for the second quarter of 2016 and net earnings of $227.1 million, or $0.71 per diluted share, for the third quarter of 2015.

In the first nine months of 2016, Nucor reported consolidated net earnings of $547.6 million, or $1.79 per diluted share, compared with consolidated net earnings of $419.7 million, or $1.30 per diluted share, in the first nine months of last year.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the third quarter and first nine months of 2016 and 2015 (in thousands):

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Steel mills	$ 593,149	$ 260,776	$ 1,403,711	$ 676,404
Steel products	72,578	96,167	197,891	199,261
Raw materials	14,313	(43,177)	(76,240)	(122,778)
Corporate/eliminations	(253,768)	40,505	(586,680)	(63,349)
	$ 426,272	$ 354,271	$ 938,682	$ 689,538

Nucor's results include a charge of $59.3 million ($0.12 per diluted share) to value inventories using the last-in, first-out (LIFO) method of accounting. The charge is compared with a charge of $19.0 million ($0.03 per diluted share) in the second quarter of 2016 and a credit of $137.0 million ($0.27 per diluted share) in the third quarter of 2015. As a result, the LIFO charge in the first nine months of 2016 was $105.8 million ($0.20 per diluted s hare), compared with a LIFO credit of $249.0 million ($0.48 per diluted share) in the first nine months of 2015. Included in the third quarter of 2016 results were charges related to legal settlements of $33.7 million ($0.06 per diluted share) and a net benefit of $11.1 million ($0.02 per diluted share) related to fair value adjustments to assets in the corporate/eliminations segment. Included in the third quarter of 2015 earnings are out-of-period non-cash gains totaling $10.2 million ($0.03 per diluted share) related to a correction of deferred tax balances.

Nucor's consolidated net sales increased 1% to $4.29 billion in the third quarter of 2016 from $4.25 billion in the second quarter of 2016 and increased 2% compared with $4.23 billion in the third quarter of 2015. Average sales price per ton in the third quarter of 2016 increased 11% from the second quarter of 2016 and increased 2% from the third quarter of 2015. Total tons shipped to outside customers were 5,889,000 tons in the third quarter of 2016, a 9% decrease from the second quarter of 2016 and flat with the third quarter of 2015. Total third quarter steel mill shipments decreased 12% from the second quarter of 2016 and increased 1% from the third quarter of 2015. Third quarter downstream steel products shipments to outside customers increased 8% from the second quarter of 2016 and decreased 3% from the third quarter of 2015.

In the first nine months of 2016, Nucor's consolidated net sales decreased 6% to $12.25 billion, compared with $12.98 billion in last year's first nine months. Total tons shipped to outside customers increased 5% from the first nine months of 2015, while average sales price per ton decreased 10%.

The average scrap and scrap substitute cost per ton used during the third quarter of 2016 was $252, an increase of 9% from $232 in the second quarter of 2016 and a decrease of 4% compared to $262 in the third quarter of 2015. The average scrap and scrap substitute cost per ton used in the first nine months of 2016 was $225, a decrease of 21% from $285 in the first nine months of 2015.

Overall operating rates at our steel mills decreased to 71% in the third quarter of 2016 as compared to 83% in the second quarter of 2016 and increased from 69% in the third quarter of 2015. Steel mill operating rates for the first nine months of 2016 increased to 76% as compared to 69% for the first nine months of 2015.

Total steel mill energy costs in the third quarter of 2016 increased approximately $4 per ton compared to the second quarter of 2016 due to higher natural gas unit costs and decreased productivity resulting from lower steel production volumes. Total steel mill energy costs in the third quarter of 2016 decreased approximately $3 per ton compared to the third quarter of 2015 due to lower electricity and natural gas unit costs. Energy costs for the first nine months of 2016 decreased $5 per ton from the first nine months of 2015 due to improved productivity from increased production volumes and lower unit costs for electricity and natural gas.

Our liquidity position remains strong with $2.35 billion in cash and cash equivalents and short-term investments and an undrawn $1.5 billion line of credit that does not expire until April 2021.

In September, Nucor's board of directors declared a cash dividend of $0.375 per share payable on November 10, 2016 to stockholders of record on September 30, 2016. This dividend is Nucor's 174th consecutive quarterly cash dividend, a record we expect to continue.

Nucor announced in September that it has agreed to acquire Independence Tube Corporation (ITC), a leading manufacturer of hollow structural section steel tubing, for $435 million, or approximately 6x average EBITDA over the 2013-2015 period. ITC operates four strategically located state-of-the-art facilities in Illinois and Alabama that produce roughly 600,000 tons annually and employ approximately 335 teammates. The acquisition is another important step in Nucor's long-term strategy to increase the number of value-added products offered to customers and provides another growth platform to the Nucor portfolio.

Also in September, Nucor announced the addition of the Specialty Cold Mill Complex at its Nucor Steel Arkansas division. The Specialty Cold Mill Complex will expand Nucor's capability to produce advanced high-strength, motor lamination, and high-strength low-alloy steel products. The new mill and expanded annealing capacity will cost an estimated $230 million to build and is expected to be in operation in approximately two years. The addition will give Nucor the capability to produce products the company currently does not make, adding to Nucor's comprehensive product portfolio and further differentiating Nucor from its competitors as the leader in providing solutions to its customers.

At the beginning of October, Nucor concluded several transactions to improve its access to a long-term supply of natural gas. Nucor purchased 49% of Encana's leasehold interest covering approximately 54,000 acres in the South Piceance Basin, terminated two Carry and Earning drilling agreements, and sold its 50% equity interest in Hunter Ridge Energy Services LLC to Encana. Nucor also entered into long-term agreements directly with existing third party gathering and processing service providers to support its operating and potential future well developments in the South Piceance Basin. These transactions provide Nucor with capital flexibility and preserve long-term access to low cost gas resources in support of its raw material strategy.

The flat-rolled trade cases are having a positive impact as steel imports are down approximately 20% this year compared to last year. Over the summer, affirmative final determinations were announced in the three flat-rolled antidumping duty and countervailing duty cases involving corrosion-resistant, cold-rolled and hot-rolled steel products. These final determinations are an important step in returning fair trade to the U.S. flat-rolled steel market. Last month, the Department of Commerce released its preliminary determinations in the cut-to-length plate investigations involving China and Korea and we expect preliminary determinations in the remaining cases to be announced soon. We expect the plate cases to conclude by mid-2017. We also filed new trade cases in September addressing rebar imports from Turkey, Taiwan and Japan.

The improvement in earnings in the third quarter of 2016 compared to the second quarter of 2016 is primarily due to the performance of our steel mills segment and raw materials segment. The profitability of our sheet mills improved due to higher average selling prices, which benefited in part from contract sales that are priced on a lagging quarterly basis. Demand for cold-rolled and galvanized sheet products remained robust, while demand for hot-rolled sheet products has weakened since the first half of the year. Market conditions for our plate and bar mills continue to be challenging due to high levels of imports. Energy, heavy equipment and agricultural markets remain weak. The automotive markets remain strong.

The performance of the raw materials segment in the third quarter of 2016 significantly improved compared to the second quarter of 2016 due to the improved performance of our DRI facilities, which were profitable for the quarter. We experienced decreased profitability for our steel products segment in the third quarter of 2016 as compared to the second quarter of 2016 due to margin compression resulting from higher steel prices. We continue to see gradual improvement in nonresidential construction markets.

Earnings in the fourth quarter of 2016 are expected to decrease notably compared to the third quarter of 2016 primarily due to lower margins in the steel mills segment, with the most significant impact being on the sheet mills. We expect the raw materials segment to return to a loss position due to the impact of lower transfer prices at our DRI facilities in the fourth quarter. The performance of our steel products segment is expected to decrease due to end of year seasonality that is typical in the fourth quarter.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2015 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's third quarter results on October 20, 2016 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	October 1, 2016	October 3, 2015	Percentage Change	October 1, 2016	October 3, 2015	Percentage Change
Steel mills production	5,012	4,942	1%	16,292	14,896	9%
Steel mills total shipments	5,213	5,166	1%	16,790	15,401	9%

Sales tons to outside customers:
Steel mills	4,465	4,440	1%	14,446	13,183	10%
Joist	129	124	4%	322	310	4%
Deck	123	117	5%	332	291	14%
Cold finished	99	107	-7%	328	354	-7%
Fabricated concrete
reinforcing steel	311	339	-8%	857	925	-7%
Other	762	756	1%	2,209	2,510	-12%
	5,889	5,883	-	18,494	17,573	5%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended

	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015

Net sales	$ 4,290,236	$ 4,225,514	$ 12,251,584	$ 12,982,563

Costs, expenses and other:
Cost of products sold	3,665,900	3,701,678	10,774,040	11,784,139
Marketing, administrative and other expenses	169,223	124,339	440,679	377,492
Equity in earnings of
unconsolidated affiliates	(14,168)	(115)	(30,232)	(550)
Interest expense, net	43,009	45,341	128,415	131,944
	3,863,964	3,871,243	11,312,902	12,293,025
Earnings before income taxes and
noncontrolling interests	426,272	354,271	938,682	689,538
Provision for income taxes	131,788	86,535	281,401	178,166
Net earnings	294,484	267,736	657,281	511,372
Earnings attributable to
noncontrolling interests	24,448	40,610	82,719	91,691
Net earnings attributable to
Nucor stockholders	$ 270,036	$ 227,126	$ 574,562	$ 419,681

Net earnings per share:
Basic	$0.84	$0.71	$1.79	$1.30
Diluted	$0.84	$0.71	$1.79	$1.30

Average shares outstanding:
Basic	319,737	320,819	319,444	320,544
Diluted	320,028	320,900	319,632	320,695

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	October 1, 2016	Dec. 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$ 1,704,707	$ 1,939,469
Short-term investments	650,000	100,000
Accounts receivable, net	1,850,455	1,383,823
Inventories, net	2,338,432	2,145,444
Other current assets	156,828	185,644

Total current assets	6,700,422	5,754,380

Property, plant and equipment, net	4,913,355	4,891,153

Goodwill	2,026,841	2,011,278

Other intangible assets, net	757,627	770,672

Other assets	715,434	799,461

Total assets	$ 15,113,679	$ 14,226,944

LIABILITIES
Current liabilities:
Short-term debt	$ 29,795	$ 51,315
Accounts payable	926,118	566,527
Salaries, wages and related accruals	389,585	289,004
Accrued expenses and other current liabilities	552,989	478,327

Total current liabilities	1,898,487	1,385,173

Long-term debt due after one year	4,338,347	4,337,145

Deferred credits and other liabilities	786,329	718,613

Total liabilities	7,023,163	6,440,931

EQUITY
Nucor stockholders' equity:
Common stock	151,637	151,426
Additional paid-in capital	1,954,451	1,918,970
Retained earnings	7,469,580	7,255,972
Accumulated other comprehensive loss,
net of income taxes	(288,584)	(351,362)
Treasury stock	(1,559,838)	(1,558,128)
Total Nucor stockholders' equity	7,727,246	7,416,878

Noncontrolling interests	363,270	369,135

Total equity	8,090,516	7,786,013

Total liabilities and equity	$ 15,113,679	$ 14,226,944

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended

	October 1, 2016	October 3, 2015

Operating activities:
Net earnings	$ 657,281	$ 511,372
Adjustments:
Depreciation	459,109	469,239
Amortization	54,066	55,673
Stock-based compensation	44,210	39,542
Deferred income taxes	49,834	(52,661)
Distributions from affiliates	38,474	14,149
Equity in earnings of unconsolidated affiliates	(30,232)	(550)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(328,000)	328,671
Inventories	(184,320)	370,445
Accounts payable	216,218	(83,396)
Federal income taxes	28,915	113,458
Salaries, wages and related accruals	103,324	(15,993)
Other operating activities	62,801	7,350

Cash provided by operating activities	1,171,680	1,757,299

Investing activities:
Capital expenditures	(327,436)	(283,087)
Investment in and advances to affiliates	(48,167)	(41,271)
Disposition of plant and equipment	14,883	24,996
Acquisitions (net of cash acquired)	(48,105)	(253)
Purchases of investments	(650,000)	(111,927)
Proceeds from the sale of investments	100,000	111,452
Other investing activities	13,350	2,947

Cash used in investing activities	(945,475)	(297,143)

Financing activities:
Net change in short-term debt	(21,520)	(152,529)
Repayment of long-term debt	-	(16,300)
Issuance of common stock	5,727	423
Excess tax benefits from stock-based compensation	1,507	1,700
Distributions to noncontrolling interests	(86,808)	(56,085)
Cash dividends	(360,675)	(359,461)
Acquisition of treasury stock	(5,173)	-
Other financing activities	(5,212)	(1,630)

Cash used in financing activities	(472,154)	(583,882)

Effect of exchange rate changes on cash	11,187	(4,993)

(Decrease) increase in cash and cash equivalents	(234,762)	871,281

Cash and cash equivalents - beginning of year	1,939,469	1,024,144

Cash and cash equivalents - end of nine months	$ 1,704,707	$ 1,895,425

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ 140,347	$ (14,577)

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas 704-972-1841; For Media Inquiries: Katherine Miller 704-353-9015